Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

Coeptis Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common	Fee Calculation		10.22 per share	$175,000,000	0.0000927	$16,222.50
Fees Previously Paid	---	--	--	--	--	--		--
Carry Forward Securities
Carry Forward Securities	--	--	--	--		--	--		--	--	--	--
	Total Offering Amounts					$175,000,000		$16,222.50
	Total Fees Previously Paid							--
	Total Fee Offsets							--
	Net Fee Due							$16,222.50

(1)	In accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the maximum number of securities of Coeptis Therapeutics, Inc. (the “Company”) to which this transaction applies is estimated, as of September 12 2022, to be 49,477,613, which includes 41,477,613 shares of Company common stock and 8,000,000 unissued shares that underlie 8,000 issued shares of Series B Convertible Preferred Stock convertible within 60 days of the date of this proxy statement, of which it is estimated that there would be 22,239,702 shares of the Company Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 19,641,677 shares of the Company Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario.

(2)	In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of September 15, 2022, based on the value of the securities and other property to be transferred to the Company security holders at the Closing of the Business Combination.

(3)	In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction in note (2) above by 0.0000927.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Fee Type	File Number	Initial Filing Date	Fee Offset Claimed	Fee Paid with Offset Sources
Fee Offset Claims	--	--	--	---	--	--
Fee Offset Sources	--	--		--	--	--